Exhibit 99.1

HALOZYME REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

- ENHANZE® Licensed to Roche for up to Three Additional Targets, Includes $25 Million Upfront Payment, Plus the Potential for Future Milestone and Royalty Payments -

- 2018 Guidance Raised for Net Revenue and Year End Cash Balance, and Reduced for Operating Expenses and Cash Burn -

- Revenue of $25.6 Million Includes a 9% Increase in Royalty Revenue on a Reported Basis -

- Management to Host Webcast/Conference Call Today at 4:30 p.m. ET/1:30 p.m. PT -

SAN DIEGO, November 6, 2018 - Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today reported financial results for the third quarter ended September 30, 2018 and provided an update on recent corporate activities.

"The expanded agreement we have signed with Roche, covering up to three new targets, speaks to the compelling and ongoing value proposition of our ENHANZE technology,” said Dr. Helen Torley, president and chief executive officer. “The overall progress we made recently with the initiation of two Phase 1 trials combining ENHANZE with Alexion’s ALXN1210 and Bristol-Myers Squibb’s BMS-986179, an investigational anti-CD-73 antibody, reinforces our confidence in the potential for $1 billion in royalty revenue in 2027 and for up to $1 billion in cumulative lifetime milestone payments associated with our partners’ programs.”

“Turning to our second potential growth engine, PEGPH20, we continue to make good progress with our pivotal HALO-301 pancreas cancer study and in our exploration of the pan tumor potential of PEGPH20. We are pleased to have moved into the randomization phase of our study in patients with cholangiocarcinoma and gall bladder cancer in August. Interest is high, with enrollment progressing very well in the randomization phase to date.”

Third Quarter 2018 and Recent Highlights Include:

•
Halozyme licensed its ENHANZE drug-delivery technology to Roche for exclusive development of a new undisclosed clinical stage therapeutic target, with an option for Roche to select two additional targets within four years. Halozyme will receive an initial payment of $25 million, which will be recognized as revenue in the fourth quarter, with the potential to earn additional payments of up to $160 million to $165 million per target, subject to the achievement of specified development, regulatory and sales-based milestones. Halozyme will also receive mid-single digit royalties on sales of commercialized products.

•
Bristol-Myers Squibb has dosed the first subject in a Phase 1 clinical trial evaluating the safety, pharmacokinetics and pharmacodynamics of BMS-986179. This investigational anti-CD-73 antibody is being tested in combination with Halozyme’s proprietary ENHANZE® drug delivery technology.

•	Alexion continuing to progress ALXN1210 with ENHANZE, which advanced into Phase 1 clinical testing in the third quarter of 2018.

•
Health Canada approves a subcutaneous (SC) formulation of trastuzumab (Herceptin SC) for the treatment of patients with HER2-positive breast cancer. Additionally, the U.S. Food and Drug Administration accepted a Biologics License Application from Genentech for a subcutaneous (SC) formulation of trastuzumab (Herceptin SC) in July 2018.

•
Data presentations from two clinical trials for PEGPH20 (pegvorhyaluronidase alfa) in patients with advanced pancreas and metastatic breast cancer at ESMO 2018. These data reinforce the potential for PEGPH20 in combination with chemotherapy and its ability to degrade tumor hyaluronan, which could allow for greater penetration of chemotherapy and improved access of the immune system to the tumor.

•
Janssen continuing in multiple ongoing trials of a subcutaneous formulation of DARZALEX® (daratumumab) in support of plans for commercialization. Halozyme’s ENHANZE technology has the potential to enable a 15-ml injection to be delivered in five minutes or less. Ongoing trials in patients with multiple myeloma, amyloidosis and smoldering myeloma include four Phase 3 studies. Two additional Phase 3 trials, which are listed on clinicaltrials.gov, are planned and expected to begin shortly.

•
Progress continues in the HALO-301 trial in screening and enrolling patients. The company projects that an interim analysis of the first primary endpoint of progression free survival will be conducted upon achievement of the target number of events in the December 2018 to February 2019 time frame. The trial is investigating PEGPH20 in combination with ABRAXANE® (nab-paclitaxel) and gemcitabine in first-line metastatic pancreas cancer patients with high levels of tumor hyaluronan (HA-High).

•	Strengthened management team and board of directors, with the appointment of Benjamin Hickey as Chief Commercial Officer and Bernadette Connaughton to the board of directors.

Third Quarter 2018 Financial Highlights

•
Revenue for the third quarter was $25.6 million compared to $63.7 million for the third quarter of 2017. The year-over-year decrease was driven by a one-time $30 million upfront license fee from Roche received in the prior year and an expected decrease in bulk rHuPH20 sales to partners and research and development reimbursements. The decrease was offset by a 9 percent growth in royalties on a reported basis from partner sales. Revenue for the third quarter included $18.7 million in royalties and $3.7 million in HYLENEX® recombinant (hyaluronidase human injection) product sales.

•	Research and development expenses for the third quarter were $35.5 million, compared to $34 million for the third quarter of 2017.

•	Selling, general and administrative expenses for the third quarter were $14.9 million, compared to $13.3 million for the third quarter of 2017.

•	Net loss for the third quarter was $27.9 million, or $0.19 per share, compared to net income in the third quarter of 2017 of $2.7 million, or $0.02 per share.

•	Cash, cash equivalents and marketable securities were $364.4 million at September 30, 2018, compared to $469.2 million at December 31, 2017.

Financial Outlook for 2018

For the full year 2018, the company is updating its prior guidance ranges for net revenue, operating expenses, operating cash burn and year-end cash, and is now expecting:

•
Net revenue of $150 million to $160 million, an increase from the prior range of $125 million to $135 million, driven by the $25 million upfront payment from the recent Roche ENHANZE license agreement expected in the fourth quarter;

•	Operating expenses to $220 million to $230 million, a reduction from the prior range of $230 million to $240 million;

•	Operating cash burn of $50 million to $60 million compared to the prior range of $75 million to $85 million; and

•
Year-end cash balance of $340 million to $350 million, an increase from the prior range of $310 million to $320 million, driven by the $25 million upfront payment from the recent Roche ENHANZE agreement, and the reduction in operating expenses, partially offset by changes in our working capital.

Webcast and Conference Call
Halozyme will webcast its Quarterly Update Conference Call for the third quarter of 2018 today, Tuesday, November 6 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Torley will lead the call, which will be webcast live through the "Investors" section of Halozyme's corporate website and a replay will be available following the close of the call. To access the webcast and additional documents related to the call, please visit halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. The call may also be accessed by dialing (877) 410-5657 (domestic callers) or (334) 323-7224 (international callers) using passcode 387156. A telephone replay will be available after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay ID number 55575898.

About Halozyme

Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug pegvorhyaluronidase alfa (PEGPH20), applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for the treatment of several cancers and has the potential to be used in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb and Alexion for its ENHANZE® drug delivery technology. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for future growth, revenue and milestone payments, entering into new collaboration agreements, the development and commercialization of product candidates, including timing of clinical trial results announcements and future development and commercial activities of our collaboration partners, the potential benefits and attributes of such product candidates and expected financial outlook for 2018) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues, including revenues from collaborators, unexpected delays in entering into new collaboration agreements, unexpected results or delays in development of product candidates, including delays in clinical trial patient enrollment and development activities of our collaboration partners, and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2018.

Contacts:
Robert H. Uhl
Managing Director
Westwicke Partners, LLC
858-356-5932
robert.uhl@westwicke.com

Laurie Stelzer
858-704-8222
ir@halozyme.com

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Royalties	$18,710	$17,119	$59,643	$45,839
Product sales, net	6,269	13,589	17,553	37,803
Revenues under collaborative agreements	577	33,023	14,434	43,407
Total revenues	25,556	63,731	91,630	127,049

Operating expenses:
Cost of product sales	626	8,332	4,514	23,664
Research and development	35,540	33,993	113,602	109,267
Selling, general and administrative	14,864	13,329	42,773	39,045
Total operating expenses	51,030	55,654	160,889	171,976

Operating (loss) income	(25,474)	8,077	(69,259)	(44,927)
Other income (expense):
Investment and other income, net	1,910	790	5,561	1,512
Interest expense	(4,286)	(5,538)	(14,286)	(16,526)
Net (loss) income before income taxes	(27,850)	3,329	(77,984)	(59,941)
Income tax expense	—	580	220	970
Net (loss) income	$(27,850)	$2,749	$(78,204)	$(60,911)

Net (loss) income per share:
Basic	$(0.19)	$0.02	$(0.55)	$(0.45)
Diluted	$(0.19)	$0.02	$(0.55)	$(0.45)

Shares used in computing net (loss) income per share:
Basic	143,949	141,190	143,396	134,633
Diluted	143,949	143,236	143,396	134,633

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$55,019	$168,740
Marketable securities, available-for-sale	309,347	300,474
Accounts receivable, net and other contract assets	27,656	22,133
Inventories	18,285	5,146
Prepaid expenses and other assets	19,619	13,879
Total current assets	429,926	510,372
Property and equipment, net	6,790	3,520
Prepaid expenses and other assets	7,291	5,553
Restricted cash	500	500
Total assets	$444,507	$519,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,331	$7,948
Accrued expenses	43,020	39,601
Deferred revenue, current portion	4,247	6,568
Current portion of long-term debt, net	88,521	77,211
Total current liabilities	139,119	131,328

Deferred revenue, net of current portion	5,507	54,297
Long-term debt, net	57,940	125,140
Other long-term liabilities	2,203	814

Stockholders’ equity:
Common stock	145	143
Additional paid-in capital	769,382	731,044
Accumulated other comprehensive loss	(478)	(450)
Accumulated deficit	(529,311)	(522,371)
Total stockholders’ equity	239,738	208,366
Total liabilities and stockholders’ equity	$444,507	$519,945

###